Exhibit 5.1

August 28, 2018

Avinger, Inc.

400 Chesapeake Drive

Redwood City, California 94063

Re:                             Registration Statement on Form S-8

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by Avinger, Inc., a Delaware corporation, (the “Company”) with the Securities and Exchange Commission on or about the date hereof, in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 3,253,999 shares of the Company’s common stock, par value $0.001 per share (the “Shares”), consisting of: (i) 3,041,674 shares reserved for issuance under the 2015 Equity Incentive Plan, (ii) 12,325 shares reserved for issuance under the 2015 Employee Stock Purchase Plan and (iii) 200,000 shares reserved for issuance under the Officer and Director Share Purchase Plan (collectively, the “Plans”).  As the Company’s legal counsel, we have reviewed the actions proposed to be taken by the Company in connection with the issuance and sale of the Shares to be issued under the Plans.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that, when issued and sold in the manner described in the Plans and pursuant to the agreements which accompany the Plans, the Shares will be legally and validly issued, fully-paid and non-assessable.

We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

Very truly yours,

WILSON SONSINI GOODRICH & ROSATI
Professional Corporation

/s/ Wilson Sonsini Goodrich & Rosati, P.C.